Exhibit 23.1

Deloitte & Touche 20F, Taipei Nan Shan Plaza No. 100, Songren Rd., Xinyi Dist., Taipei 11073, Taiwan Tel :+886 (2) 2725-9988 Fax:+886 (2) 4051-6888 www.deloitte.com.tw

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement on Form F-1 of our report dated April 29, 2019, relating to the consolidated financial statements of ASLAN Pharmaceuticals Limited and its subsidiaries (the “Group”), appearing in the prospectus, which is part of this registration statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

Deloitte & Touche

Taipei, Taiwan

Republic of China

June 17, 2019